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                                                                    Exhibit 20.3

[SIMULA LOGO]                                                Bradley Forst
                                                             President and CEO


TO MY 6,000 FELLOW STOCKHOLDERS

Customarily I write to you once a year in my Letter to Shareholders as part of our Annual Report. However, 2003 promises to be an important year of change and I want to keep you up-to-date and share management's outlook with you.

                                   [PHOTO 1]
                            Aerospace Safety Systems

OUR STRATEGIC ALTERNATIVES

In December 2002, we announced that Simula was exploring all of its strategic options including sales of assets, refinancing, or sale or merger of the Company. We are pursuing parallel paths to keep all options open.

If you believe this announcement was a sign of lack of confidence in our future, let me assure you that this is not the case. To the contrary, the potential sale or merger of Simula represents a prudent and logical next step. We have carried out our plan to restructure the business, return to profitability, and focus our business. In the current environment we now have the opportunity, and are positioned, to explore this additional shareholder value strategy.

For the last 2-1/2 years we have focused on creating value in Simula. Our next step must be to either capture that value by reducing and refinancing our debt and finding resources for future growth, or selling the Company to a stronger financial partner. Let me assure you:

    -  The Company does not have to consider a distress sale
    -  We have ample time and a number of options and alternatives to explore
    -  Management believes that there is substantial equity value in Simula

In this letter, I want to elaborate on these points.

                                   [PHOTO 2]
                            Personnel Safety Systems

OUR BUSINESS

We have built a strong business at Simula based on life saving products and technologies. Both our Commercial and Defense segments are doing well. Current world events, however, have focused the spotlight on our Aerospace and Defense Group. And, as I write this letter Simula, as it has over the last 30 years, is again positioned to support the safety of our men and women in uniform.

Defense Group revenues are projected to be approximately 70% of total Company sales in 2003. We project continued growth in this segment which supplies human safety and survivability systems aligned with the U.S. military transformation to responsive, rapidly deployable, agile, and survivable armed forces.

                                   [PHOTO 3]
                          Land & Marine Safety Systems

OUR VALUE PROPOSITION

To build value over the last 2-1/2 years, we have made calculated steps in our turnaround to remake Simula into a new and profitable Company. These changes include:

    - Focus and Culture. We rationalized and focused a business that formerly had numerous autonomous subsidiary corporations in a variety of unrelated businesses. The business had an engineering and R&D culture and little advocacy for the "bottom line". Our program was called "One Company, One Vision". We sold non-core assets, consolidated divisions, prioritized R&D, and centralized authority and accountability;

    - Marketing. We made marketing and growth the core of our strategy. And we have grown revenues 10 to 15% a year;

    - Management. We put in place all new executive and middle management teams to execute our new way of doing business;

    - Governance. We have an independent Board of Directors operating under all new and modern corporate governance policies.

    - Operations. We massively restructured our downsized business and executed on $10 million in cost reduction initiatives.

    - Profits for Shareholders. We have delivered profits in FY 2002 to our shareholders -- the first time since 1995.

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The results of these efforts are clear. We can report:

    -  Two years of revenue growth

    -  Two years of income growth

    -  Two years of EBITDA growth

    - Operating margins as percentage of sales that exceed both comparable automotive and defense companies and industry averages

                                   [PHOTO 4]
                          Crashworthy Seating Systems

OUR DEBT

Today, despite our operational turnaround, the legacy debt incurred in the late 1990's stands as a hurdle to continued financial success. Accordingly we believe that, among other things, it is prudent and timely to now explore the sale or merger of the Company as another way to transfer value to our shareholders.

Our debt is not expected to have a significant impact on Simula's attractiveness to potential buyers. A buyer will be looking at the business and will make their independent assessment of fair value for Simula. It's much like a person buying a house -- the house will be appraised at a certain value and the buyer will make an offer, regardless of the existing mortgage.

We very carefully planned the announcement of this strategy over a year in advance of any significant debt maturities. In this way, we have given ourselves plenty of time to negotiate competitive transactions. And we have preserved flexibility and options.

                                   [PHOTO 5]
                      Small Arms Protective Inserts (SAPI)

OUR GROWTH

Our business is strong and getting stronger. We anticipate growing total revenues in 2003 and continued profitability.


Aerospace & Defense:

The Aerospace & Defense Group is comprised of three distinct business units:
Personnel Safety Systems, Aerospace Safety Systems, and Land & Marine Safety Systems.

The Personnel Safety Systems unit is responsible for the production of body armor, flotation collars, emergency bailout parachutes and survival vests. The Aerospace Safety Systems unit manufactures crashworthy seating systems, airframe and occupant armor, troop seats and restraints and inflatable restraints. The Land & Marine Safety Systems unit manufactures vehicle armor and mine blast kits. The majority of the backlog in this Group consists of long-term government contracts and sole supplier

    Growth Fundamentals -- Aerospace & Defense Group

    - Product area concentration on safety for mobile, lightweight, land and air forces

    -  Increased defense spending

    -  Technology focus numerous patents

    -  Many sole source contracts

    -  Government funded R&D with retained proprietary commercial rights

Technology & Licensing:

The Technology & Licensing Group has been a strong contributor to profit for Simula in the last two years and is expected to continue rapid growth over the next few years. Simula has dedicated resources that concentrate on the development and licensing of the technologies it creates in its other business units, thereby adding incremental revenues with little cost. These technologies have a number of potential applications in both the commercial and defense markets.

Examples of the Company's licensed technologies include a patented transparent plastic with a wide range of applications from ophthalmic lenses to protective aircraft windows, and the world's lightest soft body armor sold in the police force market. In all of our Company's licensing agreements, we retain the right to develop the technology in other areas, including core defense businesses. In total, the Company's current patent portfolio includes 39 U.S. patents, 72 foreign patents, and 16 U.S. patents pending.

    Growth Fundamentals -- Licensing

    - Extensive patent portfolio to be monitized through sales, licenses, and joint ventures

    -  Visible long-term revenue with minimal continuing expense

                                   [PHOTO 6]
                Fixed-wind and rotorcraft wall style troop seats

                                   [PHOTO 7]
                           Aircrew flotation collars


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Commercial Products

Simula's Commercial Products Group is responsible for designing, developing, manufacturing and marketing a family of automotive restraint devices that offer consumers high levels of protection and security. The core technology in this division is the Inflatable Tubular Structure technology that provides side-impact head and neck protection. This product can currently be found on eight automotive platforms, including five for BMW. We have been awarded additional platforms, including domestic, which will be in full production by 2004.

    Growth Fundamentals -- Automotive

    -  Numerous automotive platform adoptions for visible revenue stream

    -  "Safety Sells" environment

    -  Patented technology

    -  Industry reputation as an innovator

                                   [PHOTO 8]
                     Advanced Head Protection System (AHPS)

                                   [PHOTO 9]
               Emergency bailout parachutes and survival systems

THE FUTURE

Simula's attractiveness for refinancing or to potential buyers will depend on several factors making up tangible and intangible intrinsic value including:

    -  Simula's profitable 2002 results

    -  Simula's projected future income and cash flow (not considering debt)

    -  A valuation of our technology and technical capabilities

    - A valuation of other assets and capabilities (employees, access to markets, customer relationships, reputation in the market)

    -  Strategic or financial fit with the buyer

Management is confident that Simula's intrinsic value will be demonstrated.

                                   [PHOTO 10]
                             Warrior of the Future

                                   [PHOTO 11]
                          Cockpit Airbag System (CABS)

                                   [PHOTO 12]
                              Transparent Polymers

OUR OPTIONS

We enter 2003 with opportunities and options. Management will follow the path that your Board of Directors and we believe will maximize value for all shareholders as we continue a strategy to reduce our debt, refinance the Company, or sell the Company to maximize value and minimize risk.

If you have questions, please feel free to contact us.

Thank you for your support of Simula Inc.



/s/ Bradley Forst
----------------------------
Bradley Forst
President and CEO


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This letter to our shareholders contains forward-looking statements that involve risks and uncertainties that may cause the Company's actual experience to differ materially from that which is anticipated. These forward-looking statements include Management's beliefs and statements about future revenue and earnings growth, and positive trends in business and product lines. Factors pertinent to the Company's liquidity and ability to achieve sustainable revenue and earnings growth include its leveraged status, the level and cost of debt, the ability to continuously reduce fixed expenses, and the potential application of asset and technology proceeds to debt reduction. Other factors include the unknown range of third-party valuations of Simula in a potential sale or merger transaction, if any. Additional risks include those described herein, the Company's press releases, and in the Company's registration statements and periodic reports filed with the U.S. Securities and Exchange Commission, including its Report on 10-Q for the period ended September 30, 2002.


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[SIMULA LOGO]

2625 South Plaza Drive
Suite 100
Tempe, Arizona 85282



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